EXHIBIT 23.2

              INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

To the Board of Directors and Stockholders of Syratech Corporation:

     We consent to the use in this Amendment No. 1 to Registration Statement No. 333-18133 of Syratech Corporation (the "Company") on Form S-3 of our report dated February 7, 1997 (February 14, 1997 as to Note 15), appearing in the prospectus, which is a part of this registration statement, and to references to us under the headings "Summary Consolidated Historical and Unaudited Pro Forma Financial Data" and "Experts" in such Registration Statement.

     Our audits of the consolidated financial statements referred to in our aforementioned report also included the consolidated financial statement schedule of the Company, listed in Item 16(b). This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 18, 1997